Exhibit 99.1

NEWS RELEASE for February 23, 2012 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti
jill@allencaron.com
(949) 474-4300

AMERIGON NOMINATES JAMES D. DONLON, SOPHIE DESORMIÈRE

FOR ELECTION TO BOARD OF DIRECTORS

To Fill Vacancies Created by Lon E. Bell, James J. Paulsen Resignations to be Effective

at 2012 Annual Meeting

NORTHVILLE, MI (February 23, 2012) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications, announced today that senior automotive financial executive James D. Donlon, III, and senior automotive product and marketing executive Sophie Desormière have been nominated for election to its Board of Directors at the Company’s 2012 Annual Meeting of stockholders. Donlon and Desormière will replace Lon E. Bell, Ph.D., founder of Amerigon, and James J. Paulsen, a member of the Board since 1999, who will resign as directors effective immediately prior to the Annual Meeting, which is scheduled for May 10, 2012. The size of the Board remains at eight directors.

Donlon has more than 40 years of experience in the automotive industry, having spent the majority of that time in financial positions with DaimlerChrysler Corp. and Ford Motor Company. Desormière spent 17 years in product and marketing positions at Valeo, an independent industrial group fully focused on the design, production and sale of components, integrated systems and modules for the automotive industry.

Chairman Oscar (Bud) Marx said, “Jim and Sophie have the experience and business acumen that will make them valuable contributors to our Board. Both of them have extensive global automotive experience, and are well-known and respected in U.S. and international business circles. We would also like to thank Lon and Jim for their meritorious service and important contributions. Both Lon and Jim have been very instrumental in Amerigon’s success over the past twelve years. We wish them all the best in their future endeavors.”

Donlon most recently was CFO of San Diego, CA-based Next Autoworks Company. Prior to that, he spent five years at Troy, MI-based ArvinMentor Corporation where he started as Executive VP – CFO and then was Executive VP – Body and Chassis Operations. From January 1979 to December 2003, he held increasingly responsible financial and operational positions at DaimlerChrysler Corp. and became Senior VP and Controller of the Chrysler Group. He spent 10 years with Ford Motor Company in finance assignments before joining DaimlerChrysler Corp. in 1979.

Donlon received his masters of business administration from the University of Southern California Graduate School of Business and a bachelors degree in business administration from California State University of Fresno. He also earned an honorary doctorate of laws from Walsh College in Troy, MI. He currently resides with his wife in Silverthorne, CO.

Desormière is currently Group VP Strategic Marketing at Rhodia Headquarters, a France-based company member of the Solvay Group and a world leader in the development and production of specialty chemicals. She began her 17-year tenure with Valeo at Valeo Wiper Systems (VWS) as Quality Production Manager. She held increasingly responsible positions leading to Research & Development Product Line Director at VWS before becoming Branch Marketing Innovation Director at Valeo Climate Control. Desormière spent her last five years from 2005 to 2010 with Valeo as Group Product Marketing Director and Comfort Enhancement Domain Director.

Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School. She currently resides with her family in Boulogne, France.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on Amerigon technologies include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that also have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has $500 million in annual revenues and 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2011, and its Form 10-K for the year ended December 31, 2010.

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